Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Gyrodyne, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares of Limited Liability Company Interests, underlying subscription rights	457(o)	__	__	$5,000,000	$147.60 per $1,000,000	$738
Fees Previously Paid
	Total Offering Amounts					$5,000,000		$738
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$738

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover an indeterminate number of additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)

Represents the shares of common stock that may be issued upon exercise of subscription rights (the “Rights”) to purchase Common Shares of Limited Liability Company Interests of the Registrant (the “Common Shares”).

(3)	Represents the exercise price per share of Common Shares of the Rights.